Incorporated Under the Laws of The State of Nevada

NUMBER _______________

SHARES ___________

MAGELLAN GOLD CORPORATION

The Corporation is authorized to issue 100,000,000 Common Shares -- Par Value $.001 each and 25,000,000 Preferred Shares – Par Value $.001 each.

This Certifies That _                    (NAME)______________________ is the owner of _____________(letter amount)__

fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

___________________________________

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Secretary

President